Exhibit 10.1

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR GRANTS TO NON-EMPLOYEE DIRECTORS (“AGREEMENT”)

Name:	Number of RSUs:

Grant Date:	Grant Date FMV:

1. Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Restricted Stock Units indicated above (“Award”). Each Restricted Stock Unit entitles you to receive one share of Common Stock of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award. Prior to the distribution of any shares, this Award represents an unsecured obligation, payable only from the general assets of the Company.

Except as specified herein, shares of Common Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator on or shortly following the vesting date. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate or other beneficiary as determined under applicable law.

2. Vesting. The Restricted Stock Units will vest [INSERT VESTING LANGUAGE].

3. Termination.

(a) General Rule. If you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary prior to the Vesting Date other than due to a termination described in 3(b) below, all then unvested Restricted Stock Units (including dividend equivalents thereon) awarded hereby shall immediately terminate without notice to you and shall be forfeited.

(b) Death or Disability. If you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary due to your death or Disability, then 100% of the then unvested Restricted Stock Units awarded hereby will vest and shares of Common Stock will be delivered to you, your estate, or your personal representative (as appropriate) on the first business day of the month following the date upon which your service terminates. “Disability” is defined as any one or more of the following: (i) your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Company’s employees; or (iii) if you are a U.S. employee, you have been determined to be totally disabled by the Social Security Administration.

(c) Death and Disability following Share Deferral. If (i) you have elected to defer receipt of your shares such that this Award is subject to Code Section 409A, and (ii) you cease to provide service as a Non-employee Director or employee of the Company or a Subsidiary due to your death or Disability, then 100% of the then unvested Restricted Stock Units awarded hereby will vest and be settled as of the first business day of the month following the date upon which you incur a separation from service; provided however in the unlikely event that you are a “specified employee” within the meaning of Code Section 409A at the time of your termination of service due to your permanent disability, delivery of the related shares of Common Stock shall be delayed to the date that is six (6) months and one (1) day following such separation. Please note this proviso is applicable only to U.S. taxpayers.

4. Certain Corporate Events.

(a) General Rule for Transaction. In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, if you have not elected to defer receipt of your shares, then 100% of the then unvested Restricted Stock Units awarded hereby will vest and the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the date upon which such Transaction is consummated.

(b) Transaction Following Share Deferral. In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, if you have elected to defer receipt of your shares such that this Award is subject to Code Section 409A, then 100% of the then unvested Restricted Stock Units awarded hereby will vest on the date upon which such Transaction is consummated.

If such Transaction qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Code Section 409A, then the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the date upon which such Transaction is consummated, except that in the unlikely event you are a “specified employee” within the meaning of Code Section 409A at the time of such Transaction, delivery of the related shares of Common Stock (or the consideration shareholders generally received for such Common Stock) will be delayed to the date that is six (6) months and one (1) day following the date upon which your service terminates to the extent necessary to avoid the imposition of taxation under Code Section 409A.

If such Transaction does not qualify as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Code Section 409A, then the related shares of Common Stock (or the per share consideration received by a majority of the holders of such Common Stock in such Transaction) will be delivered to you on the same dates specified in your deferral election subject to Section 3(c) above. Please note this Section4(b) is applicable only to U.S. taxpayers.

5. Dividend Equivalents. During the period beginning on the Grant Date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will receive cash payments based on and payable at approximately the same time as the cash dividends (but not later than 15 days thereafter). Notwithstanding the foregoing, if you have elected to defer receipt of your shares, such cash payments shall instead be paid to you at the same time as the underlying shares are payable to you in accordance the terms hereof and your deferral election.

6. Deferral. If permitted by the Administrator, the issuance of the Common Stock issuable with respect to this Award may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time. If you are located outside the U.S., you will not be permitted to elect to defer the settlement of your Restricted Stock Units.

7. Nontransferable. Without the prior written consent of the Company, you may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units or the right to receive dividend equivalents thereon.

8. Other Restrictions. The issuance of Common Stock under this Award is subject to compliance by the Company and you with all applicable legal requirements applicable thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

9. Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern, except as specifically provided herein. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

10. No Employment Agreement. Neither the award to you of the Restricted Stock Units nor the delivery to you of this Award or any other document relating to the Restricted Stock Units will confer on you the right to continued employment or service or be interpreted as forming an employment or service contract with the Company or any Subsidiary.

11. Tax Withholding. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for any or all income tax, social insurance contributions, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, withheld by the Company. You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award and (2) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or one of its foreign Subsidiaries or Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

As a condition of this Award, you agree to pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations, if any, of the Company by the applicable due date.

If the Company determines to withhold taxes, you agree that the Company may satisfy such withholding by any or a combination of the following methods: (i) by requiring you to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to you; (iii) by the Company withholding a number of shares issuable in respect of the Award having a fair market value equal to the amount of Tax-Related Items that the Company determines it is required to withhold; and/or (iv) arranging for the Company’s designated broker (if any, or any broker acceptable to the Company) to sell shares having a fair market value equal to the amount of Tax-Related Items that the Company determines it is required to withhold (and, in the case of using the Company’s designated broker, you authorize such sale by accepting the terms of this Award). If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested Award, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.

If the Tax-Related Items are not satisfied for any reason or if you otherwise fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares pursuant to this Award.

12. Data Protection (Applicable Only If You Are Located Outside the U.S.) You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and its Subsidiaries hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock pursuant to this Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any deferral election thereunder. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status (if any) or service and career with the Company or your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13. Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of California without regard to the conflict of law provisions, as provided in the Plan. Further, for purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Severability and Waiver. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, you acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Plan participant.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17. No Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of Common Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

18. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator, at 3250 Van Ness Avenue, San Francisco, CA 94109 USA, or at such other address as the Company may hereafter designate in writing.